Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-261476
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021
and Product Supplement EQUITY INDICES STR-1
dated  December 29, 2021)

6,443,654 Units $10 principal amount per unit CUSIP No. 06418B348	Pricing Date Settlement Date Maturity Date	September 29, 2022 October 6, 2022 September 29, 2028

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index
■      Automatically callable if the closing level of the Index on any Observation Date, occurring approximately one, two, three, four, five and six years after the pricing date, is at or above the Starting Value
■      In the event of an automatic call, the amount payable per unit will be:
■      $11.36 if called on the first Observation Date
■      $12.72 if called on the second Observation Date
■      $14.08 if called on the third Observation Date
■      $15.44 if called on the fourth Observation Date
■      $16.80 if called on the fifth Observation Date
■      $18.16 if called on the final Observation Date
■      If not called on any of the first five Observation Dates, a maturity of approximately six years
■      If not called, 1-to-1 downside exposure to decreases in the Index, with up to 100.00% of your principal amount at risk
■      All payments are subject to the credit risk of The Bank of Nova Scotia
■      No periodic interest payments
■      In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
■      Limited secondary market liquidity, with no exchange listing
■      The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY INDICES STR-1.
The initial estimated value of the notes as of the pricing date is $9.649 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$64,436,540.00
Underwriting discount	$0.20	$1,288,730.80
Proceeds, before expenses, to BNS	$9.80	$63,147,809.20

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
September 29, 2022

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Summary
The Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the S&P 500® Index (the “Index”), on any Observation Date is equal to or greater than the Call Level. If the notes are not called, at maturity, if the Ending Value is less than the Threshold Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Call Premiums and Call Amounts) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes
Issuer:	The Bank of Nova Scotia (“BNS”)
Principal Amount:	$10.00 per unit
Term:	Approximately six years, if not called on any of the first five Observation Dates
Market Measure:	The S&P 500® Index (Bloomberg symbol: “SPX”), a price return index
Starting Value:	3,640.47
Observation Level:	The closing level of the Market Measure on any Observation Date
Ending Value:	The Observation Level of the Index on the final Observation Date
Observation Dates:
October 5, 2023, September 20, 2024,  September 19, 2025, September 18, 2026, September 17, 2027 and September 22, 2028 (the final Observation Date)
The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-20 of product supplement EQUITY INDICES STR-1.

Call Level:	3,640.47 (100% of the Starting Value)
Call Amounts (per Unit) and Call Premiums:
$11.36, representing a Call Premium of 13.60% of the principal amount, if called on the first Observation Date; $12.72, representing a Call Premium of 27.20% of the principal amount, if called on the second Observation Date; $14.08, representing a Call Premium of 40.80% of the principal amount, if called on the third Observation Date; $15.44, representing a Call Premium of 54.40% of the principal amount, if called on the fourth Observation Date; $16.80, representing a Call Premium of 68.00% of the principal amount, if called on the fifth Observation Date and $18.16, representing a Call Premium of 81.60% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-19 of product supplement EQUITY INDICES STR-1; provided however that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	3,640.47 (100% of the Starting Value).
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-16.
Payment Determination
Automatic Call Provision:

Redemption Amount Determination:
If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY INDICES STR-1 dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007905/bn57062758-424b2.htm
◾	Prospectus supplement dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
◾	Prospectus dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.
Investor Considerations
You may wish to consider an investment in the notes if:
◾
You anticipate that the closing level of the Market Measure on any of the Observation Dates will be equal to or greater than the Starting Value and, if the notes are automatically called prior to the final Observation Date, you accept an early exit from your investment.

◾
You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Market Measure is greater than the applicable Call Premium.

◾	You are willing to risk a loss of principal and return if the notes are not automatically called and the Index decreases from the Starting Value to the Ending Value.
◾	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
◾
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾	You wish to make an investment that cannot be automatically called.
◾	You believe that the level of the Index will decrease from the Starting Value to the Ending Value.
◾	You anticipate that the Observation Level will be less than the Call Level on each Observation Date.
◾	You seek an uncapped return on your investment.
◾	You seek principal repayment or preservation of capital.
◾	You seek interest payments or other current income on your investment.
◾	You want to receive dividends or other distributions paid on the stocks included in the Index.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors.

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Examples of Hypothetical Payments
The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, and term of your investment.
The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:
(1)	a Starting Value of 100.00;
(2)	a Threshold Value of 100.00;
(3)	a Call Level of 100.00;
(4)	an expected term of the notes of approximately six years, if the notes are not called on any of the first five Observation Dates;
(5)
The Call Premium of 13.60% of the principal amount if the notes are called on the first Observation Date, 27.20% if called on the second Observation Date, 40.80% if called on the third Observation Date, 54.40% if called on the fourth Observation Date, 68.00% if called on the fifth Observation Date and 81.60% if called on the final Observation Date; and

(6)	Observation Dates occurring approximately one, two, three, four, five and six years after the pricing date.
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 3,640.47, which was the closing level of the Index on the pricing date.
For recent actual levels of the Index, see “The Index” section below. The Index is a price return index and as such the level of the Index will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Notes Are Called on an Observation Date
The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level on one of the Observation Dates is equal to or greater than the Call Level.
Example 1 - The Observation Level on the first Observation Date is 150.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.36 = $11.36 per unit.
Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.72 = $12.72 per unit.
Example 3 - The Observation Levels on the first two Observation Dates are below the Call Level, but the Observation Level on the third Observation Date is 125.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.08 = $14.08 per unit.
Example 4 - The Observation Levels on the first three Observation Dates are below the Call Level, but the Observation Level on the fourth Observation Date is 130.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $5.44 = $15.44 per unit.
Example 5 - The Observation Levels on the first four Observation Dates are below the Call Level, but the Observation Level on the fifth Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $6.80 = $16.80 per unit.
Example 6 - The Observation Levels on the first five Observation Dates are below the Call Level, but the Observation Level on the sixth and final Observation Date is 140.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $8.16 = $18.16 per unit.

Notes Are Not Called on Any Observation Date
Example 7 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date						Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6	Example 7
Starting Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	150.00	90.00	90.00	90.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	90.00	90.00	90.00	90.00	78.00
Observation Level on the Third Observation Date	N/A	N/A	125.00	90.00	90.00	90.00	85.00
Observation Level on the Fourth Observation Date	N/A	N/A	N/A	130.00	90.00	90.00	95.00
Observation Level on the Fifth Observation Date	N/A	N/A	N/A	N/A	105.00	90.00	95.00
Observation Level on the Final Observation Date	N/A	N/A	N/A	N/A	N/A	140.00	85.00
Return on the Index	50.00%	5.00%	25.00%	30.00%	5.00%	40.00%	-15.00%
Return on the Notes	13.60%	27.20%	40.80%	54.40%	68.00%	81.60%	-15.00%
Call Amount / Redemption Amount per Unit	$11.36	$12.72	$14.08	$15.44	$16.80	$18.16	$8.50

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES STR-1, page S-2 of the prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors.
Structure-Related Risks
◾
If the notes are not automatically called, depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Index.
Market Measure-Related Risks
◾	The Index sponsor may adjust the Index in a way that may adversely affect its level and your interests, and the Index sponsor has no obligation to consider your interests.
◾	You will have no rights of a holder of the securities included in the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
◾
While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Index, except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S and BofAS) is included in the Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
Valuation and Market-Related Risks
◾
Our initial estimated value of the notes is lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes exceeds our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes, with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-16.

◾
Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes was determined by reference to our internal pricing models when the terms of the notes were set.  These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Index, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

◾
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Conflict-Related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

General Credit Risks
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks
◾	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
◾
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 66 of the prospectus, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-27 of product supplement EQUITY INDICES STR-1.

Additional Risk Factors
Additional Risk Factors Related to General Credit Considerations
The COVID-19 virus may have an adverse impact on BNS.
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which BNS operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which BNS operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of BNS’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on BNS’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to BNS’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of BNS. As a result, the business, results of operations, corporate reputation and financial condition of BNS could be adversely impacted for a substantial period of time.
Other Terms of the Notes
Business Day

A “business day” means a day which is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-22 of product supplement EQUITY INDICES STR-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
General
The Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The Index is designed to provide a performance benchmark for the U.S. equity markets. The Index is calculated based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. The Index sponsor chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.
As of July 29, 2022, the 503 companies included in the Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (27.9%); Health Care (14.3%); Consumer Discretionary (11.5%); Financials (10.6%); Communication Services (8.4%); Industrials (7.8%); Consumer Staples (6.6%); Energy (4.4%); Utilities (3.0%); Real Estate (2.9%) and Materials (2.5%). (Sector designations are determined by the Index sponsor using criteria it has selected or developed. Different index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
Calculation of the Index
The Index is calculated using a base-weighted aggregate methodology. The Index is a price return index. The value of the Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the Index multiplied by the float-adjusted number of shares of such stock included in the Index, and the denominator of which is the divisor, which is described more fully below.
The Index is also sometimes called a “base-weighted index” because of its use of a divisor. The “divisor” is a value calculated by the Index sponsor that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date.” The level of the Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43. The Index sponsor set the base value of the Index on the base date at 10.
Maintenance of the Index
In order to keep the Index comparable over time, the Index sponsor engages in an index maintenance process. The Index maintenance process involves changing the constituents, adjusting the number of shares used to calculate the Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions.
Divisor Adjustments
The two types of adjustments primarily used by the Index sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, the Index sponsor derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the Index’s post-event value to the pre-event level.
Constituent Changes
Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the Index that are employed by the Index sponsor include an unadjusted market capitalization of $14.6 billion or more (as of February 20, 2019), adequate liquidity, reasonable price, U.S. domicile, listing on a major exchange, public float of 50% or more, industry sector, financial viability and, for initial public offerings, a seasoning period of six to twelve months. Stocks are deleted from the Index when they are involved in mergers,

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they violate one or more of the inclusion criteria. Companies that experience a trading halt may be retained or deleted in the Index sponsor’s discretion. The Index sponsor evaluates additions and deletions with a view to maintaining Index continuity.
Changes to the Number of Shares of a Constituent
The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, public availability of data, local market practice, and whether the change represents more than 5% of the float-adjusted share count. Changes as a result of mergers or acquisitions are implemented as soon as reasonably possible, regardless of the size of the change to the number of shares. At the Index sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below.
Changes that result from other corporate actions will be implemented as soon as practicable if the change to the float-adjusted share count is more than 5%. For smaller changes, on the third Friday of the last month in each calendar quarter, the Index sponsor updates the share totals of companies in the Index as required by any changes in the float-adjusted number of shares outstanding. The Index sponsor implements a share freeze the week leading up to the effective date of the quarterly share count updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the float-adjusted share count totals are updated, the divisor is adjusted to compensate for the net change in the total market value of the Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed by the Index sponsor on a weekly basis, and when appropriate, an immediate adjustment is made to the divisor.
In addition, the Index is float-adjusted, meaning that the share counts used in calculating the Index reflect only those shares available to investors rather than all of a company’s outstanding shares. To this end, the Index sponsor defines three groups of shareholders whose holdings are presumed to be for control, rather than investment purposes. The groups are:
•	holdings by other publicly traded corporations, venture capital firms, private equity firms, or strategic partners or leveraged buyout groups;
•	holdings by government entities, including all levels of government within the United States or foreign countries, except for pension and retirement funds; and
•
holdings by current or former officers and directors of the company, funders of the company, or family trusts of officers, directors or founders. Second, holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

In the case that any of these control groups hold 5% or more of a company’s stock, the shares of all three groups will be excluded from the float-adjusted share count to be used in Index calculations.
For each stock an Investable Weight Factor (“IWF”) is calculated:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held in one or more of the three groups listed above (subject to the 5% threshold).
Adjustments for Corporate Actions
There are a large range of corporate actions that may affect companies included in the Index. Certain corporate actions require the Index sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the Index from changing as a result of the corporate action. This helps ensure that the movement of the Index does not reflect the corporate actions of individual companies in the Index. Several types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?

Stock split	Yes – share count is revised to reflect new count	No – share count and price changes are off-setting

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes – divisor adjustment reflects change in market capitalization
Spin-off if spun-off company is not being added to the Index	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)
Spin-off if spun-off company is being added to the Index and no company is being removed	No	No
Spin-off if spun-off company is being added to the Index and another company is being removed	No	Yes – divisor adjustment reflects deletion
Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the Index	No	Yes – divisor is adjusted by the net change in market value
Rights offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed at the set price)
Disruptions due to Exchange Closure
When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index sponsor will calculate the closing level of the Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the Index. If an exchange fails to open due to unforeseen circumstances, the Index will use the prior day’s closing prices. If all exchanges fail to open, the Index sponsor may determine not to publish the Index for that day.

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
The following graph shows the daily historical performance of the Index in the period from January 1, 2012 through September 29, 2022. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 3,640.47.
Historical Performance of the Index
This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the levels of the Index.

License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee.
The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, BofAS, or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade

Strategic Accelerated Redemption Securities®	TS-12

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.
S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Strategic Accelerated Redemption Securities®	TS-13

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.

Strategic Accelerated Redemption Securities®	TS-14

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-17 of product  supplement EQUITY INDICES STR-1.

Strategic Accelerated Redemption Securities®	TS-15

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 23 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product supplement EQUITY INDICES STR-1. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.
Summary of U.S. Federal Income Tax Consequences
The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-28 of product supplement EQUITY INDICES STR-1.
No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.

Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Index. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
However, it is possible that the Internal Revenue Service (the “IRS”) could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your notes is determined, even though you will not receive any amounts from BNS in respect of your notes prior to the maturity or automatic call of your notes. In such case, you may be treated as having a holding period in respect of your notes prior to the maturity or automatic call of your notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity or automatic call of your notes at a time that is more than one year after the beginning of your holding period.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such

Strategic Accelerated Redemption Securities®	TS-16

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any security included in the Index would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Strategic Accelerated Redemption Securities®	TS-17

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
Based on the nature of the Index and our determination that the notes are not “delta-one” with respect to the Index or any U.S. security included in the Index, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Index, any U.S. security included in the Index or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Index or any U.S. security included in the Index or the notes.  If you enter, or have entered, into other transactions in respect of the Index or any U.S. security included in the Index or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the notes offered by this term sheet have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.

Strategic Accelerated Redemption Securities®	TS-18

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 29, 2028
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to BNS’s Form F-3/A filed with the SEC on December 27, 2021.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Strategic Accelerated Redemption Securities®	TS-19